Exhibit 99.2
                                                            TPI
     News News News from                                   Enterprises

     FOR IMMEDIATE RELEASE
                                             Date:     May 6, 1994
                                           Contact:    Frederick W.
                                                       Burford
                                                  Executive Vice President
                                                  (901) 725-6400

         TPI ENTERPRISES, INC. ANNOUNCES FIRST QUARTER 1994 RESULTS

               WEST PALM BEACH, FL -- TPI Enterprises, Inc. (NASDAQ -
     TPIE) reported earnings of $0.04 per share, or $847,000, for the quarter ended April 17, 1994. This compares to earnings of $976,000 or $0.05 per share for the same period of 1993. Revenues increased 2.7%, or $2,264,000, to $87,397,000 over the first quarter of 1993. During the first quarter of 1994, the company recognized $400,000 as gain on the disposition of assets primarily associated with the sale of excess property.

               J. Gary Sharp, president and chief executive officer of TPI, commented, "Our first quarter earnings were impacted by softness in comparable store sales at the Shoney's concept, while our Captain D's have experienced gains in same store sales."
     Same store sales at the Shoney's concept were down 4.8% during the quarter while overall sales increased 2.1% over the same period last year. "I have been actively involved with reviewing our operations, and we are implementing a number of programs that address the weakness in same store sales that has continued into the second quarter," Sharp continued. "We are going to begin testing a new menu that is more streamlined and geared towards improving margins. We are also in the initial phase of rolling out rotisserie chicken, which is being very well accepted in two of our markets where it is being tested. On the operations side, we are renewing our focus on product and service standards, and we are gearing up our training programs with the establishment of certified training stores in each region. Also, the operations bonus plan has been redesigned to be more sales and performance driven." At the company's Captain D's, comparable store sales increased 6.1%, and overall sales were up by 5.2% over the same period last year. "We are very pleased with the results of our Captain D's this year," said Sharp. "An enhanced menu, aggressive marketing, and the remodeling program are paying off with increased sales in this concept."

               Restructuring activities initiated at the end of 1993 involved reductions in field management and corporate staffs, termination of the pension plan and reductions in senior level compensation. Benefits from these changes are beginning to be seen this year.

               During the first quarter of 1994, the company opened four new Shoney's restaurants and one new Captain D's. In addition, one Shoney's and one Captain D's were under construction at the end of the quarter, putting the company on track to meet its stated new unit growth plans of eight to ten Shoney's and three Captain D's. As part of the previously announced restructuring plan, the company closed ten under performing Shoney's and one under performing Captain D's during the quarter. "To insure that our remodel dollars are spent in a manner that will provide the best possible return, we have delayed our Shoney's remodel program, which will result in reduced capital spending in this area this year." said Sharp.
     "We are currently evaluating a new remodel design being tested by Shoney's, Inc. At the same time, we are constructing a less expensive remodel prototype ourselves in one of our Orlando, FL units. We are excited about its potential, and we will be closely monitoring its results as well as the performance of the Shoney's, Inc. prototype to determine the best use of our remodel dollars."

               TPI is one of the largest restaurant franchisees in the United States as well as the largest franchisee of Shoney's and Captain D's restaurants. The Company currently owns and operates 191 Shoney's and 67 Captain D's in North Carolina, Tennessee,
     Arkansas, South Carolina, Alabama,    Mississippi, Texas,
     Florida, Georgia, Arizona and Michigan.

                                   # # #
                              (table follows)

     TPI ENTERPRISES, INC., PHILLIPS POINT, EAST TOWER, SUITE 909, 777 SOUTH FLAGLER DRIVE, WEST PALM BEACH, FL 33401 (407) 836-8888

                   TPI ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED SUMMARY OF OPERATIONS


                                               Sixteen Weeks Ended:

                                          Apr. 17, 1994    Apr. 18, 1993
                                           (Unaudited)      (Unaudited)
                                       (in thousands except per share data)

      Restaurant Revenues . . . . . . .     $  87,397       $   85,133

      Operating Income  . . . . . . . .         3,830            4,754

      Income before provision for                 847            1,501
      income taxes  . . . . . . . . . .

      Provision for income taxes  . . .            --              525

      Net income  . . . . . . . . . . .     $     847       $      976

      Net income per common share . . .     $    0.04       $     0.05

      Weighted average number of
        common and common equivalent
        shares outstanding  . . . . . .        20,430           19,376